Exhibit 2.1

                               EXCHANGE AGREEMENT

                                 By and Between

                                SearchHelp, Inc.
                                       and
                              AmberAlertAgent, Inc.
                                       and
                            Perkins, Brinson, Ho, LLC
                                       and
                                  Philip Dizon
                                       and
                                 Edward Sullivan
                                       and
                                   Gil Amelio
                                       and
                              Richard A. Weintraub

                             As of November 2, 2005

      THIS EXCHANGE AGREEMENT ("Agreement") is dated November 2, 2005, by and among SearchHelp, Inc., a Delaware corporation ("Buyer" or "SHLP"); AmberAlertAgent, Inc, a Delaware corporation ("AAA"); Perkins, Brinson, Ho, LLC, a California limited liability company ("PBH"), Philip Dizon, Edward Sullivan, Gil Amelio and Richard A. Weintraub, residents of California (each a "Shareholder" and collectively, "Shareholders").

                                    RECITALS

      WHEREAS, Shareholders own one million five hundred thousand (1,500,000) shares of the common stock, par value $0.001 per share, of AAA, which constitutes one hundred percent (100%) of the issued and outstanding shares of capital stock of AAA ("AAA Shares"), as set forth in Exhibit A to this Agreement.

      WHEREAS, The Parties hereto desire to enter into an agreement under the terms of which Shareholders will exchange all of its AAA Shares to the Buyer, in exchange for 1,500,000 shares of the Buyer's authorized and unissued capital stock, par value $0.0001 per share (the "Shares"). When issued, the Shares shall represent four percent (4%) of the fully diluted Common Stock of the Buyer.

      NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein and in consideration of the exchange by the Shareholders to the Buyer of the AAA Shares, receipt of which is hereby acknowledged by the Buyer, the parties agree as follows:



                                   ARTICLE I
                                  DEFINITIONS

      1.1 Definitions. As used in this Agreement and Exhibits hereto, the following terms shall have the meanings set forth below:

      "Agreement" means this Exchange Agreement, including all amendments and modifications thereof (if any), and all Exhibits and Schedules, which are fully incorporated herein by reference.

      "Applicable Law" means all applicable international, national/federal, state, provincial, local and other governmental or judicial laws (including, without limitation, common law), statutes, codes, rules, regulations, ordinances, and, to the extent promulgated or issued, decrees and orders.

      "Assets" means Intellectual Property Assets, Licenses, Contracts, Contract Rights and Permits, Independent and Internal Engineering Reports and such other assets as set forth in Exhibit B.

      "The Buyer" means SearchHelp, Inc., a Delaware corporation.

      "Closing" means the closing of the Exchange Agreement pursuant to Article IV of this Agreement.

      "Closing Date" means the date of this Agreement..

      "Company" means SearchHelp, Inc., a Delaware corporation.

      "Consent" means any consent, authorization, approval, ratification or waiver.

      "Contract" means any legally binding agreement, contract, obligation, promise, arrangement or undertaking (whether written or oral and whether express or implied).

      "Contract Rights and Permits" means all leases, certificates, governmental approvals, registrations, permits, register of rights, contracts, agreements, licenses, sales agreements, purchase orders and other documentation and other legal rights relating to the AAA business.

      "Effective Date" means 12:01 a.m. local time in New York, New York on the Closing Date.

      "Existing SHLP Shareholders" means stockholders of the Company prior to the Closing Date.

      "Intellectual Property Assets" means all trade names, trademarks, copyrights, letters patent, patent applications, and other so-called intellectual property relating to the AAA business as identified in Section
2.1.11 of this Agreement.

      "Issuable Shares" means such shares of Common Stock of the Buyer, par value $0.01, to be issued to the Shareholders in exchange for 100% of the AAA Shares.

      "Liens" means any and all liens, encumbrances, mortgages, pledges, charges, royalties, claims, demands, leases, options, security interests, rights of first refusal, equitable interests, rights, titles, interests and restrictions of any kind, including any restriction on use.

      "Material Adverse Effect" means a material adverse effect on the business, results of operation or financial condition of AAA and the Assets, but not including effects that are resulting from market conditions generally in the software industry.

      "Organizational Documents" means those documents under which a Party, and/or AAA has been organized or which otherwise evidence its organization under applicable law.

      "Parties" means the Shareholders and the Company, collectively. "Party" means each Shareholder or the Company.

      "Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, or any state securities laws of the United States and the rules and regulations promulgated thereunder.

      "Transfer" means sell, grant, option, assign, mortgage, hypothecate, encumber, pledge, or otherwise commit or dispose of in any manner.

      1.2 Currency. Unless otherwise expressly specified, all currency amounts set forth herein are stated in the lawful currency of the United States of America.


                                   ARTICLE II
            REPRESENTATIONS, WARRANTIES, DISCLOSURES AND UNDERTAKINGS


      2.1 Representations and Warranties of AAA. PBH and AAA represent and warrant to the Company that the statements contained in this Section 2.1 are correct and complete as of the Closing Date.

      2.1.1 Capacity and Authorization. Shareholders and AAA have the legal right and full power and authority to enter into, deliver and perform this Agreement; all actions required to be taken in order to permit Shareholders and AAA to enter into, deliver and perform this Agreement have been properly and validly taken; and all Consents, if any, currently required to be obtained for such purposes have been obtained and remain in effect.

      2.1.2 Notices and Consents. Shareholder and AAA has not and will not be required to give any notice to or obtain any Consent from any person or entity in connection with the execution, delivery and performance of this Agreement.

      2.1.3 Valid and Binding Obligations. This Agreement has been duly executed and delivered by Shareholders and AAA and is valid, binding and enforceable against Shareholders and AAA in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally, and except as may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

      2.1.4 Organization and Good Standing of AAA. AAA is duly incorporated and validly existing under the laws of the State of Delaware and is qualified to conduct business and is in good standing in those jurisdictions where necessary to carry on its business where conducted. AAA has all requisite legal rights and full power and authority to own and operate its assets as currently owned and operated and to carry on its business as now being conducted.

      2.1.5 Registered and Principal Office. AAA's registered office and principal office is located at 1981 Valley Quail, Santa Ana, California 92705.

      2.1.6 No Conflicts. The execution, delivery or performance of this Agreement by AAA will not contravene, conflict with or result in a violation or breach of any of the following: (a) any provision of the Organizational Documents of AAA; (b) any existing legal requirements, order, decree or Contract to which AAA may be subject; or (c) any existing governmental Consent or License.

      2.1.7 Capitalization. AAA has authorized for issue five million (5,000,000) shares of $0.001 par value common stock. AAA has issued and outstanding one million five hundred thousand (1,500,000) shares of common stock to the those shareholders set forth in Exhibit A, attached hereto.. Other than this Agreement, there are no binding commitments or agreements by AAA to sell or transfer any of the AAA Shares to any person or entity. Other than this Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require AAA to issue, sell, or otherwise cause to become outstanding any additional participating interest or that could directly or indirectly affect AAA's ability to perform its obligations to the Company under this Agreement. There are no voting trusts, proxies, or other agreements or understandings with respect to the ownership or operation of any of the AAA Shares. Upon the sale of the AAA Shares to Buyer pursuant to this Agreement, Buyer will own one hundred percent (100%) of the AAA Shares, and no other person or entity shall have any right, title or interest whatsoever in the AAA Shares.

      2.1.8 Books and Records. To the best of the AAA's and PBH's knowledge and belief, its books of account, minute books, and similar or related records, all of which have been made available to the Buyer, are correct and complete in all material respects and have been maintained in all material respects in accordance with sound business practices and the requirements of Applicable Law. To the best knowledge and belief of AAA and PBH, its minute books contain accurate and complete records of all meetings held of, and action taken by, the participants and/or other governing body, and no meeting of any participants or other governing body has been held for which minutes have not been prepared and are not contained in such minute books.

      2.1.9 The Assets. To the best knowledge and belief of AAA and PBH, AAA has good title to the Assets.

      2.1.10 Independent And Internal Engineering Reports. AAA has made available to the Buyer the results of all internal engineering reports, with respect to the patentabiliity, engineering and/or use of the Assets.

      2.1.11 Intellectual Property Assets. (a) The term "Intellectual Property Assets" means all intellectual property owned or licensed (as licensor or licensee) by AAA in which AAA has a proprietary interest, including:

      (1) AAA's name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, "Marks");

      (2) all patents, patent applications and inventions and discoveries that may be patentable (collectively, "Patents");

      (3) all registered and unregistered copyrights in both published works and unpublished works (collectively, "Copyrights");

      (4) all rights in mask works;

      (5) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, "Trade Secrets"); and

      (6) all rights in internet web sites and internet domain names presently used by AAA (collectively "Net Names").

      (b) Exhibit C contains a complete and accurate list and summary description, including any royalties paid or received by AAA, and AAA has delivered to Buyer accurate and complete copies, of all Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $1,000.00 under which AAA is the licensee. There are no outstanding and, to AAA's or PBH's Knowledge, no threatened disputes or disagreements with respect to any such Contract.

      (c) (1) Except as set forth in Exhibit C, the Intellectual Property Assets are all those necessary for the operation of AAA's businesses as they are currently conducted. AAA is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Exhibit C.

      (2) Except as set forth in Exhibit C, all former and current employees of AAA have executed written Contracts with AAA that assign to AAA all rights to any inventions, improvements, discoveries or information relating to the businesses of AAA.

      (d) (1) Exhibit C contains a complete and accurate list and summary description of all Patents.

      (2) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety
(90) days after the Closing Date.

      (3) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To AAA's and PBH's Knowledge, there is no potentially interfering patent or patent application of any Third Party.

      (4) Except as set forth in Exhibit C, (A) no Patent is infringed or, to either AAA's or PBH's Knowledge, has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by AAA infringes or is alleged to infringe any patent or other proprietary right of any other Person. (5) All products made, used or sold under the Patents have been marked with the proper patent notice.

      (e) (1) Exhibit C contains a complete and accurate list and summary description of all Marks.

      (2) All Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

      (3) No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to AAA's or PBH's Knowledge, no such action is threatened with respect to any of the Marks.

      (4) To AAA's or PBH's Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

      (5) No Mark is infringed or, to AAA's or PBH's Knowledge, has been challenged or threatened in any way. None of the Marks used by AAA infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

      (6) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

      (f) (1) Exhibit C contains a complete and accurate list and summary description of all Copyrights.

      (2) All of the registered Copyrights are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

      (3) No Copyright is infringed or, to either AAA's or PBH's Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

      (4) All works encompassed by the Copyrights have been marked with the proper copyright notice.

      (g) (1) Exhibit C contains a complete and accurate list and summary description of all Trade Secrets. With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

      (2) AAA has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by AAA of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in AAA's standard form, and all current and former employees and contractors of AAA have executed such an agreement).

      (3) AAA has good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to AAA's or PBH's Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than AAA) or to the detriment of AAA. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

      (h) (1) Exhibit C contains a complete and accurate list and summary description of all Net Names.

      (2) All Net Names have been registered in the name of AAA and are in compliance with all formal Legal Requirements.

      (3) No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to AAA's or PBH's Knowledge, no such action is threatened with respect to any Net Name.

      (4) To AAA's or PBH's Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

      (5) No Net Name is infringed or, to AAA's or PBH's Knowledge, has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.


      2.1.12 Licenses. To the best of AAA's and PBH's knowledge and belief, AAA has obtained and currently hold all licenses, permits, and authorizations required for the conduct of its business, except as would not have a material adverse effect on the business, financial condition and operations of AAA.

      2.1.13 Contracts. To the best knowledge and belief of AAA and PBH, (i) Exhibit D lists all of the material contracts, agreements, and other written arrangements to which AAA is a party; (ii) all amounts required to have been paid and all obligations required to have been performed by it under such Contracts have been paid by AAA, and (iii) AAA has not received any notice of any default or adverse claim with respect to any such Contract and no event has occurred which, with the passage of time or the giving of notice or both, would result in a default, breach or event of noncompliance under any such Contract. AAA has no present expectation or intention of not fully performing on a timely basis all such obligations required to be performed by it under any contract, agreement or instrument to which it is subject and there has been no breach or cancellation by the other parties to any contract, agreement, instrument or commitment to which AAA is a party. Neither the Shareholders nor AAA is a party to any oral contract, agreement or other arrangement, which, if reduced to written form, would be required to be listed in AAA under the terms of this Subsection.

      2.1.14 Legal Compliance. To the best of the AAA's and PBH's knowledge and belief, it has complied with Applicable Law, except as would not have a Material Adverse Effect on its business, financial condition and operations.

      2.1.15 Litigation and Claims. AAA is not subject to any pending or threatened litigation, lawsuits, claims, actions, demands, arbitrations or proceedings, nor to the best knowledge and belief of AAA and PBH is there any pending or threatened litigation, lawsuit, claim, action, demand, arbitration or proceeding that relates to the Assets.

      2.1.16 Liens. To the best knowledge and belief of AAA and PBH, AAA owns the Assets free and clear of all Liens. Furthermore, to the best knowledge and believe of the Shareholders, each Shareholder's ownership stake in AAA is free and clear of all Liens.

      2.1.17 Full Disclosure. To the best knowledge and belief of AAA and PBH, there exist no material facts or circumstances which have not been disclosed to Buyer and which should be disclosed to prevent the representations and warranties set forth in this Section 2.1 from being materially misleading.

      2.1.18 Illegal Payments. To the best knowledge and belief of AAA, and PBH's, none of the Shareholders or AAA or, its directors, officers, or other agents, has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property to any government official or other person, in the United States or any other country, in any manner related to the Assets, which it knows or has reason to believe to have been illegal under any Applicable Law.

      2.2 Review Of Documents. AAA and each of the Shareholders acknowledge having had access to all of the books and records of the Buyer and having conducted a thorough and comprehensive investigation of the Buyer. AAA and the Shareholders are entering into this Agreement and the transactions contemplated hereby solely in reliance on its own investigation.

      2.3 Acquisition Of Shares For Own Account. Each Shareholder is acquiring Shares pursuant to this Agreement for its own account, not as a nominee or agent.

      2.4 Restricted Nature Of Shares. Each Shareholder is able to bear the economic risk of its investment in the Shares and each Shareholder is aware that it must be prepared to hold the Shares for an indefinite period and that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or any other securities law, on the ground, among others, that no distribution or public offering of Shares is to be effected and Shares are being issued by the Buyer without any public offering within the meaning of section 4(2) of the Act and Regulation D thereunder, and comparable provisions of the Law and other securities laws.

      2.5 Sophistication. Each of the Shareholders has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the investment contemplated by this Agreement.

      2.6 Agreement To Refrain From Resales. Each of the Shareholders, further agrees that he or she shall not encumber, pledge, hypothecate, sell, transfer, assign or otherwise dispose of (except as provided in Section 2.6), or receive any consideration for, any Shares or any interest in any Shares, unless and until prior to any proposed encumbrance, pledge, hypothecation, sale, transfer, assignment or other disposition, either (a) a registration statement on Form SB-2 (or any other form appropriate for the purpose or replacing such form) under the Act with respect to the Shares proposed to be transferred or otherwise disposed of shall be then effective or (b)(1) have furnished the Buyer with a detailed statement of the circumstances of the proposed disposition, (2) have furnished the Buyer with an opinion of counsel (obtained at their expense) in form and substance satisfactory to the Buyer to the effect that such disposition will not require registration of such Shares under the Act or registration or qualification of such Shares under the Law or any other securities law and (3) counsel for the Buyer shall have reasonably concurred in such opinion of counsel in a timely manner.

      2.7 Certificates To Be Legended. Each of the Shareholders understands and agrees that each certificate representing Shares will bear a legend on the face thereof (or on the reverse thereof with a reference to such legend on the face thereof) in substantially the form set forth below, which legend restricts the sale, transfer or other disposition of Shares otherwise than in accordance with this Agreement:

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE ENCUMBERED, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE CORPORATION AND REASONABLY CONCURRED IN BY THE CORPORATION'S COUNSEL IN A TIMELY MANNER TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR SUCH TRANSACTION COMPLIES WITH RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER SAID ACT.

      2.8 Shares Will Be "Restricted Securities". Each of the Shareholders understands and agrees that the Shares will be "restricted securities" as that term is defined in Rule 144 under the Act and, accordingly, that the Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available.

      2.9 Company May Refuse To Transfer. If at any time, in the opinion of counsel for the Buyer, AAA or the Shareholders have acted or acts in any manner not consistent with the representations and agreements of AAA or the Shareholders in this Agreement, the Buyer may refuse to transfer Shareholders' until such time as counsel for the Buyer is of the opinion that such transfer is in all respects in compliance with this Agreement and will not require registration of such Shares under the Act or registration or qualification of such Shares under any other securities law.

      2.10 No Additional Representations or Warranties. Anything in this Agreement to the contrary notwithstanding, AAA and the Shareholders are not making nor will they make any representation or warranty with respect to any matter except as expressly set forth in this Article 2

      2.11 Representations and Warranties of the Buyer. The Buyer represents and warrants to AAA that the statements contained in this Section 2.11 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.11).

      2.11.1 Organization and Good Standing. The Buyer is a company duly incorporated and validly existing under the laws of Delaware and is qualified to conduct business in those jurisdictions where necessary to carry out the purposes of this Agreement; and it has all requisite legal rights, full power and authority to own and operate its assets and properties as currently owned and operated and to carry on its business as now being conducted.

      2.11.2 Capacity and Authorization. The Buyer has the legal rights and full power and authority to enter into, deliver and perform this Agreement; all actions required to be taken in order to permit it to enter into, deliver and perform this Agreement have been properly and validly taken; and all government, shareholder and other Consents, if any, currently required to be obtained for such purposes have been obtained and remain in effect.

      2.11.3 No Conflicts. Neither the execution, delivery nor performance of this Agreement by the Buyer will contravene, conflict with or result in a violation or breach of any of the following: (a) any provision of its Organizational Documents or of any resolution of its shareholders or any other governing body; (b) any existing legal requirements, order, decree or Contract to which it may be subject; or (c) any existing governmental Consent.

      2.11.4 Consents. Except as otherwise disclosed with respect to shareholder approval of this Agreement, the Buyer is not and will not be required to give any notice to or obtain any Consent from any person or entity in connection with the execution, delivery, and performance of this Agreement.

      2.11.5 Valid and Binding Obligations. This Agreement has been duly executed and delivered by the Buyer and is valid, binding and enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally, and except as may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

      2.11.6 Valid Title to Shares. The Buyer will deliver to Shareholders, valid and marketable title to the Shares at the Closing, free and clear of any claims, liens, pledges, charges, encumbrances, mortgages, security, interests, options, preemptive or other rights, restrictions on transfer or other interest or equities or any other imperfections of title whatsoever, subject to the transfer restrictions of Rule 144 of the Securities Act of 1933.

      2.12 Brokers. The Buyer represents and warrants to AAA and the Shareholders, and the AAA and the Shareholders represent and warrant to the Buyer, as the case may be, that it has not retained the services of a broker or finder in this transaction, and each indemnifies and holds harmless the other against and in respect of any and all claims, suits, actions and proceedings as and when incurred arising out of or based upon any claim to a fee, commission or other compensation on account of alleged employment of a broker or finder.

      2.13 Survival. All of the representations and warranties set forth in this
Article II shall survive the Closing and shall remain in full force and effect thereafter, provided that any claim for breach of such representations and warranties must be evidenced by written notice to the Party against which such claim has or will be made within six (6) months following the date of Closing.

      2.14 Limitation on Damage and Claims. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, THE BUYER, ON ONE HAND AND AAA AND THE SHAREHOLDERS, ON THE OTHER HAND, AGREE THAT THE RECOVERY OF ANY DAMAGES SUFFERED OR INCURRED AS A RESULT OF ANY BREACH BY ANY PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR

OPPORTUNITIES) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER. ADDITIONALLY, NO CLAIM SHALL BE MADE FOR BREACH OF ANY REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT UNLESS AND UNTIL THE CLAIMANT HAS INCURRED IN EXCESS OF $25,000 IN AGGREGATE DAMAGES AS A RESULT OF SUCH BREACHES. THE BUYER SPECIFICALLY AGREES THAT, SIX MONTHS AFTER THE CLOSING DATE, THE BUYER WILL ASSUME AND BECOME LIABLE FOR AND WILL ACCORDINGLY RELEASE AAA AND THE SHAREHOLDERS FROM ALL OBLIGATIONS AND LIABILITIES RELATED TO THE ASSETS ATTRIBUTABLE TO ANY PERIOD OF TIME BEFORE OR AFTER THE EFFECTIVE DATE.

      This Section 2.14 shall operate only to limit a Party's liability and shall not operate to increase or expand any contractual obligation of a Party hereunder or cause any contractual obligation of a Party hereunder to survive longer than provided in Section 2.13.



                                  ARTICLE III
                                BASIC TRANSACTION

      3.1 Exchange. The Shareholders agree to assign, transfer, and deliver to the Buyer, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the AAA Shares, constituting 100% of the issued and outstanding shares of AAA, and the Buyer agrees to acquire such shares by issuing and delivering to the Shareholders in exchange therefor an aggregate of 1,500,000 of the then issued and outstanding common stock of the Company to the Shareholders.

                                   ARTICLE IV
                                     CLOSING

      4.1 Closing. At the Closing, the Shareholders shall transfer to Buyer the AAA Shares, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, preemptive rights, restrictions or any other interests or imperfections of title whatsoever, subject to the transfer restrictions of Rule 144 of the Securities Act of 1933. Said transfer shall be effected by delivery to Buyer of the stock certificates representing the AAA Shares duly executed in blank or accompanied by duly executed stock powers in blank. If any Shareholder shall fail or refuse to deliver any of the AAA Shares, or any stock certificate or closing certificate or document required to be delivered by that Shareholder, at the Closing as provided herein, such default shall not relieve any other Shareholder of his obligations to comply fully with this Agreement, and the Buyer, at its option and without prejudice to its rights against any such defaulting Shareholder or Shareholders, may (a) acquire only the AAA Shares which have been delivered to it, or (b) refuse to acquire any AAA Shares and thereby terminate all of its obligations hereunder to all the Shareholders, by delivery of written notice of termination and with no liability of the Buyer to the non-defaulting Shareholders. The Shareholders acknowledge that the AAA Shares are unique and not otherwise available, and agree that, in addition to any other available remedies, Buyer may seek any equitable remedies to enforce performance by the Shareholders hereunder, including, without limitation, an action for specific performance. If any Shareholder shall fail to perform his obligations under this Agreement at the Closing, no other Shareholder shall per se have any liability to Buyer therefor. Subject to the Escrow Agreement and the Consulting Agreement, the Buyer shall issue to the Shareholders the Shares, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, preemptive rights, restrictions or any other interests or imperfections of title whatsoever.

      4.2 Delivery at the Closing. The following shall be delivered at the
Closing:

      4.2.1 resolutions of the board of directors and shareholders of AAA and the board of directors of the Buyer consenting to the transactions set forth in this Agreement.

      4.2.2 the filing by AAA of any and all notices and approvals required by the laws of California and Delaware.

                                   ARTICLE V
                                 INDEMNIFICATION

      5.1 Indemnification.

      (a) AAA and PBH agree to defend, indemnify and hold the Buyer and its parents, subsidiaries, affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against any and all loss, claims, liabilities, damages, costs and expenses, including attorneys fees incurred with respect to third parties ("Damages") resulting from, based upon, or arising out of:

      (i) Breaches of AAA's or PBH's representations set forth in Article II;

      (ii) Claims of third parties that are asserted after Closing, to the extent the basis of such claims arose prior to Closing;

      (iii) all actions, claims, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees (incurred with respect to third parties), with respect to the foregoing.

      (b) the Buyer agrees to save, defend, indemnify and hold AAA and its shareholders, general partners, parents, subsidiaries, affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against any loss, claims, liabilities, damages, costs and expenses, including attorneys' fees incurred with respect to third parties ("Damages") resulting from, based upon, or arising out of:

      (i) Breaches of Buyer's representations set forth in Article II;

      (ii) Breaches, occurring after Closing, of Contracts, Permits, Licenses, and all other agreements and obligations transferred or assigned to the Buyer;

      (iii) the operation, management or condition of the Assets; and

      (iv) all matters assumed by the Buyer pursuant to any and all provisions of this Agreement or any related agreement.

      5.2 Determination of Damages; Claims. In calculating any amounts payable to the Buyer pursuant to Section 5.1 (a) or payable to AAA pursuant to Section
5.1 (b), AAA or the Buyer, as the case may be, shall receive credit for any insurance recoveries.

      5.3 Defense of Claims by Third Parties. If any claim is made against the Buyer or AAA that, if sustained, would give rise to a liability of the other under this Agreement, the Buyer or AAA, as the case may be, shall promptly cause notice of the claim to be delivered to the other and shall afford the other and its counsel, at the other's sole expense, the opportunity to defend, with counsel reasonably satisfactory to the party against which such claim is made, or settle the claim. If either party takes said opportunity to settle the claim, such party shall obtain a release of the other party in any settlement agreement with the third party.

      5.4 Limitations on the Indemnification.

      (a). With respect to AAA's and PBH's indemnification of the Buyer pursuant to Subsection 5.1(a), the Buyer shall promptly inform AAA and PBH in writing of each such matter, as and when the Buyer becomes aware of such matter, and shall keep complete and accurate records of actual damages incurred by the Buyer as a result thereof.

      (b) AAA's, Brinson's and Perkins' indemnification of the Buyer pursuant to Subsection 5.1(a) shall not commence until the Buyer has incurred actual loss or damage, including, in the case of matters involving third parties, costs and attorney's fees incurred by the Buyer ("Actual Loss") in an amount in excess of $25,000. AAA's and PBH's maximum liability under Section 5.1(a) shall be the lesser of (i) the value of Perkins' and Brinson's Shares on the date of the Actual Loss, or (ii) $250,000.

                                   ARTICLE VI
                            COVENANTS AND AGREEMENTS


      6.1 Management. The existing management of the AAA shall continue to be responsible for the day-to-day operations of AAA as may be required to operate the business from time to time.

      6.2 Post Closing Financing. In order to fund both the internal and external growth of the AAA, as soon as practicable following the Closing Date, the Company and AAA shall undertake to raise debt and/or equity financial of between $300,000.00 and $500,000.00 upon such terms and conditions as shall be acceptable to the Company's board of directors. The Company and its current management and affiliates will use their collective best efforts to consummate such post-closing financing on commercially competitive terms.

      6.3 AAA Business Plan. In order to facilitate such post-Closing financing as well as the preparation and filing of other disclosure documents that the Company may be required to file with the U.S. Securities and Exchange Commission, on or before four (4) days following the Closing hereof, AAA shall provide the Company with a three-year business plan containing therein (a) a full description of the AAA business; (b) descriptions and biographies of management; (c) historical and projected financial statements; and (d) such other information as the Company shall request in writing.

      6.4 Facilitation of Transaction. AAA and the Shareholders covenant and undertake to make all reasonable efforts upon consultation with the Company to ensure that the activities of the AAA continue in their normal course and without interruption, both prior to and for a reasonable period of time after closing such that the Buyer will obtain the full benefit of the activities and further that AAA shall execute such documents and take such other steps (or procure other parties to do so) as are necessary or appropriate for such smooth transition. AAA's efforts to effect a smooth transition shall include, without limitation, internal operations, contacts with customers, suppliers, or other relevant parties.

      6.5 Filing of Certificate of Merger. To the extent required, the Buyer shall file a certificate of merger in the State of Delaware effectuating the acquisition of AAA into the Corporation.

      6.6 Registration Rights. The Shareholders shall be provided registration rights by the Buyer as set forth in Exhibit E, attached hereto.

      6.7 Opinion of Counsel to AAA and the Shareholders. Counsel to AAA and the Shareholders has provided to Buyer an opinion as set forth in Exhibit F, attached hereto.

      6.8 Opinion of Counsel to Buyer. Counsel to Buyer has provided to AAA and the Shareholders an opinion as set forth in Exhibit G, attached hereto.

                                   ARTICLE VII
                                  MISCELLANEOUS

7.1 Notices. Any notice, payment or other communication hereunder shall be given in writing and delivered by hand, by registered air mail, facsimile, or by overnight courier. Any such notice shall be given to each of the Parties at their following addresses:

                  If the notice is to AAA or the Shareholders:
                                    c/o Carl Perkins
                                    1981 Valley Quail
                                    Santa Ana, California 92705
                                    Fax:  949-588-9102
                                    Email:  carlp99@pacbell.net


                  With a copy to:   Weintraub Law Group PC
                                    10085 Carroll Canyon Road, Suite 210
                                    San Diego, California 92131
                                    Attention:  Richard A Weintraub, Esq
                                    Fax: 858-566-7010
                                    Email:  rick@weintraublawgroup.com



                  If the notice is to the Buyer:
                                    SearchHelp, Inc
                                    1055 Stewart Avenue, Suite 12
                                    Bethpage, NY 11714
                                    Fax:     516-624-0638
                                    Email:   wbozsnyak@searchhelp.com

                  With a copy to:   Gersten Savage, LLP
                                    600 Lexington Avenue
                                    New York, New York 10022
                                    Attention: James D. Fornari
                                    Fax:     212-980-5192
                                    Email:   jfornari@gskny.com

or to any other addresses that either Party may at any time designate by written notice to the other Party.

      All notices shall be effective and shall be deemed delivered (i) if by hand, or by overnight courier, on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication, on the next business day following receipt of the electronic communication, and
(iii) if by mail, on the next business day after actual receipt.

      7.2 Waiver. The failure of a Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Party's right thereafter to enforce any provision or exercise any right.

      7.3 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed after the date of this Agreement by all of the Parties.

      7.4 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Delaware, except with respect to federal securities laws, wherein U.S. federal law will prevail.

      7.5 Choice of Forum. The proper forum for the filing of any suit to enforce the terms and conditions of this Agreement shall be either the federal and state courts for the County of New York, New York or the County of San Diego, California.

      7.6 Headings. The headings inserted in this Agreement are inserted only for convenience and in no way define, limit, or describe the scope or intent of this Agreement or affect its terms and provisions.

      7.7 No Implied Covenants. There are no implied covenants contained in this Agreement. The Parties expressly acknowledge obligations of good faith and fair dealing in their relations with each other pursuant to this Agreement. The Parties expressly disclaim any fiduciary duty to each other.

      7.8 Further Assurances. Each of the Parties shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

      7.9 Entire Agreement. This Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof. The Exhibits to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. In the event of any conflict between this Agreement and any Schedule attached hereto, the terms of this Agreement shall be controlling.

7.10 Counterparts, Successors and Assigns. This Agreement may be executed in one or more original counterparts, all of which shall constitute one and the same instrument. Evidence of execution of this Agreement may be provided by facsimile transmission. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties.

      7.11 Time of Essence. Time is of the essence of this Agreement.

      7.12 Non-Reliance. Each of the Parties acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly set forth in this Agreement.

      7.13 Legal Advice. Each of the Parties acknowledges and confirms that it has obtained its own independent legal advice with respect to this Agreement and the negotiation thereof and the transactions contemplated thereunder.

      7.14 Expenses. Each of the Parties shall bear its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.




               [The remainder of this page intentional left blank]

        7.15 Assignment. Neither of the Parties shall assign any of their rights or obligations under this Agreement without the express prior written consent of the other Party; provided, however, that Buyer may assign its rights and obligations hereunder to an entity wholly owned by Buyer.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                      BUYER:

                                      SearchHelp, Inc.


                                      By: ________________________________,
                                      its __________________

                                      SHAREHOLDERS:

                                      Perkins, Brinson, Ho, LLC

                                      By:  ________________________________



                                      Philip Dizon

                                      ------------------------------------

                                      Edward Sullivan

                                      ------------------------------------

                                      Gil Amelio

                                      ------------------------------------

                                      Richard A. Weintraub

                                      ------------------------------------

                                      AAA:
                                      AmberAlertAgent, Inc.


                                      By:  _______________________________

                                             Carl Perkins, its President